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Exhibit 10.3

SEVERANCE AGREEMENT AND GENERAL RELEASE

        This Severance Agreement and General Release ("Agreement) is made and entered into by and between Paul F. Beyer ("Executive") and Specialty Laboratories, Inc., a California corporation (the "Company") (hereinafter, Executive and the Company shall collectively be referred to as the "Parties"), with reference to the following facts:

        A. Executive has been employed by the Company as its President and Chief Operating Officer. The terms of Executive's employment were governed by a written Employment Agreement dated September 1, 2000 (the "Employment Agreement").

        B. Executive has decided to end his employment relationship with the Company, and has tendered his voluntary resignation effective June 7, 2002, which was accepted by the Company's board of directors (the "Board").

        C. The Employment Agreement does not provide for severance payments to Executive in the event of a voluntary resignation but does provide for the continuation of Executive's salary for two years in the event that the Company terminates Executive's employment other than for Cause (as defined in the Employment Agreement) or should Executive resign for Good Reason (as defined in the Employment Agreement). The Company has agreed to offer Executive a severance payment and other consideration in exchange for certain covenants and obligations, as described in this Agreement, and in exchange for Executive's general release of any and all claims and disputes, whether known or unknown, which exist or could exist on Executive's behalf against the Company or its affiliates, arising out of Executive's employment with the Company as its President and Chief Operating Officer and the cessation of that employment relationship.

        NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

        1.    Voluntary Resignation of Corporate Positions. Executive has voluntarily resigned, effective June 7, 2002, all positions held as an officer and employee of the Company, other than his position as a member of the board of directors of the Company (the "Board"). Executive acknowledges and understands that from June 7, 2002, he will not be an employee of the Company. Executive will be paid for all accrued vacation and salary through June 7, 2002.

        2.    Severance Payment.

          (a)  The Company agrees to pay Executive $370,000 per year through June 7, 2004 (the "Severance Period") to be paid in accordance with the Company's normal standard payroll schedule. The Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required or authorized by Executive to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees. Even though Executive is no longer a Company employee, the Parties acknowledge and agree that the payments required by this subsection(a) are wages subject to Federal and state income tax withholding and FICA taxation.

          (b)  The Company shall make payments to the appropriate third parties to continue Executive's existing health insurance coverage under the Company's group insurance plan (and any of Executive's family members' existing health insurance coverage under the Company's group insurance plan) for a period of eighteen (18) months following the termination of Executive's employment with the Company. The Company shall not provide nor reimburse Executive for any supplemental insurance products, including life insurance, or any other employment benefit.

          (c)  Executive agrees that the severance payments provided above are more than the Company is required to pay under its normal policies and procedures and pursuant to Executive's Employment Agreement. Executive further agrees that these payments are fully satisfactory to him and constitute valid consideration in exchange for the releases and commitments set forth in this Agreement. By signing this Agreement, Executive acknowledges and agrees that absent this Agreement, Executive has no legal entitlement to the consideration provided herein and that the consideration given to Executive represents good and sufficient value for the releases and other agreements set forth in this Agreement.

        3.    No Filing Of Claims.

          3.1  Executive represents and warrants that he does not presently have on file, and further represents that he will not hereafter file, any claims, charges, grievances, actions, appeals or complaints against the Company and its affiliates, and their respective parents, subsidiaries, and related entities or corporations, and their past and present officers, directors, shareholders, employees, agents, partners, attorneys, heirs, successors, and assigns, in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions by the Company or its affiliates occurring prior to the date of this Agreement.

          3.2  The Company represents and warrants that it does not presently have on file, and further represents that it will not hereafter file, any claims, charges, grievances, actions, appeals or complaints against Executive, in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions by Executive occurring prior to the date of this Agreement other than as provided in Section 5.

        4.    Release Of All Claims By Executive. In consideration for the promises and compensation provided above, Executive hereby agrees to waive, release, acquit and forever discharge the Company, and its affiliates, and their respective parents, subsidiaries, and related entities, and their past and present officers, directors, shareholders, employees, agents, partners, attorneys, heirs, successors, and assigns, from any and all claims, demands, actions, charges, complaints and causes of action (hereinafter collectively referred to as "claims"), of whatever nature, whether known or unknown, which exist or may exist on Executive's behalf as of the date of this Agreement, including but not limited to any and all tort claims, contract claims (express or implied), wage claims, bonus claims, wrongful termination claims, public policy claims, whistleblower claims, implied covenant of good faith and fair dealing claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act and the California Fair Employment and Housing Act, covering discrimination in employment including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, family care leave, pregnancy, sex, sexual orientation, and harassment or retaliation.

        5.    Release Of All Claims By The Company. In consideration for the promises and releases provided herein, the Company, on its behalf and on behalf of its affiliates, and their respective parents, subsidiaries, and related entities, and their past and present officers, directors, shareholders, employees, agents, partners, attorneys, heirs, successors, and assigns, hereby agrees to waive, release, acquit and forever discharge Executive, and his heirs, successors, and assigns, from any and all claims, of whatever nature, whether known or unknown, which exist or may exist on the Company's, or its affiliates' behalf as of the date of this Agreement, including but not limited to any and all tort claims, contract claims (express or implied), public policy claims, implied covenant of good faith and fair dealing claims, statutory claims, invasion of privacy claims, defamation claims, fraud claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance; provided, however, that this Section is not intended to, and shall not, waive or release any claims the Company or its affiliates have or may have against Executive for theft, embezzlement or misappropriation of funds by Executive while employed by the Company. The Company and its affiliates are not presently aware of any such claims against Executive, but expressly reserves the right to bring such claims (if any), notwithstanding the release language contained in this Section to the contrary.

        6.    Waiver Of Unknown Claims. It is further understood and agreed by Executive and the Company that, except as expressly set forth in Section 5 above, Executive and the Company hereby expressly waive and relinquish any and all claims, rights or benefits that they may have under California Civil Code section 1542, which provides as follows:

  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

        In connection with such waiver and relinquishment, and notwithstanding the provisions of California Civil Code section 1542, each Party hereby expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all such claims which each Party does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims. Each Party further acknowledges, understands and agrees that this representation and commitment is essential to the other Party and that this Agreement would not have been entered into were it not for this representation and commitment.

        7.    Exercise Of Stock Options

        The Parties acknowledge and agree that Executive currently holds 521,641 option shares of the Company that are fully exercisable through March 31, 2009, pursuant to the terms of the 1999 Stock Option/Stock Issuance Plan and related documents, notwithstanding any separation of service that may occur prior to March 31, 2009. The parties further acknowledge and agree that Executive currently holds 12,188 option shares of the Company that are exercisable pursuant to the terms of the Company's 2002 Stock Incentive Plan and related documents.

        8.    Covenant Of Confidentiality.

          8.1  Acknowledgment of Confidentiality. Executive acknowledges that he has an obligation not to disclose or use confidential, proprietary or trade secret information obtained during the course of his employment with the Company. Executive hereby acknowledges that during the course of his employment with the Company, he has acquired, created, developed or added to certain confidential and/or proprietary information regarding the Company and its affiliates and/or their respective business ("Proprietary Information"), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): inventions, processes, formulae, programs, technical data, "know-how," procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors, customers, financial information of the Company or its affiliates of any nature whatsoever, or any other confidential or proprietary information relating to the Company or its affiliates. The Parties hereto agree that the failure of any Proprietary Information to be marked or otherwise labelled as confidential or proprietary information shall not affect its status as Proprietary Information. Executive shall hold in the strictest confidence (except as previously approved by the Company in writing), and shall not, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or otherwise communicate, or use for his own benefit or the benefit of any other person, partnership, firm, corporation or other entity, or use to the detriment of the Company or its affiliates, or misuse in any way, any Proprietary Information.

  Executive and the Company each hereby stipulate that, as between them, all Proprietary Information acquired or made, developed or conceived of in whole or in part by Executive constitutes important, material and confidential and/or proprietary information of the Company or its affiliates, constitutes unique and valuable information, and affects the successful conduct of the business of the Company or its affiliates and its goodwill, and that the Company and/or its affiliates, as applicable, shall be entitled to recover its damages, in addition to any injunctive remedy for any breach of this Section. The foregoing notwithstanding, if, after consulting with legal counsel, Executive determines that he is legally compelled to disclose Proprietary Information to any tribunal or governmental agency or else stand liable for contempt or suffer other similar censure or penalty, then the disclosure to such tribunal or governmental agency of only that Proprietary Information which such counsel advises in writing is legally required to be disclosed, shall not constitute a breach of this Section, provided that Executive shall give the Company as much advance notice of such disclosure as is reasonably practicable.

          8.2  Prohibited Activity. Executive further acknowledges that such Proprietary Information has been and will be of central importance to the businesses of the Company and its affiliates, and that disclosure of it to, or its use by, others could cause substantial loss to the Company or its affiliates. Executive and the Company also recognize that an important part of Executive's duties has been to develop goodwill for the Company and its affiliates through his personal contact with Clients (as defined below), employees, and others having business relationships with the Company and its affiliates, and that there is a danger that this goodwill, a proprietary asset of the Company, may follow Executive upon the termination of his employment relationship with the Company. Executive, accordingly, agrees as follows:

          (a)  Prohibited Activities. Executive agrees that he will not at any time during the first twenty-four (24) months following the effective date of this Agreement: (i) directly or indirectly, whether for his own account or for the account of any other person, solicit, divert, or endeavor to entice any Client or supplier of the Company away from the Company or its affiliates, or otherwise engage in any activity intended to terminate, disrupt, or interfere with the Company's or its affiliates' relationship with Clients or suppliers, or otherwise adversely affect the Company's or its affiliates' relationship with Clients or suppliers or other business relationships of the Company and/or its affiliates; (ii) other than as required in his role as a director of the Company, publish or make any statement disparaging or critical of the Company, its affiliates and/or their respective officers, managers, supervisors, employees, investors, products, services or technology, or otherwise malign the business or reputation of any of the foregoing entities ("Adverse Information"); provided, however, that if, after consulting with legal counsel, Executive determines that he is legally compelled to disclose Adverse Information to any tribunal or governmental agency or else stand liable for contempt or suffer other similar censure or penalty, then the disclosure to such tribunal or governmental agency of only that Adverse Information which such counsel advises in writing is legally required to be disclosed, shall not constitute a breach of this Section, provided that Executive shall give the Company as much advance notice of such disclosure as is reasonably practicable; provided, further, that nothing contained in this Section is intended to prevent Executive from testifying truthfully in any legal proceeding; (iii) directly or through one or more intermediaries, solicit for employment or recommend to any subsequent employer of Executive the solicitation for employment of, any person who, at the time of such solicitation, is employed by the Company or any affiliate; (iv) represent to any person or entity, directly or indirectly, that he is an employee of the Company; and (v) use Company materials in any manner, including, but not limited to, the Company's e-mail system or letterhead.

        "Clients" shall mean those persons or entities that, at any time during Executive's course of employment with the Company were clients or customers of the Company or any affiliate, or any predecessor of any of the foregoing.

          (b)  Non-Competition During the Severance Period. Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he has obtained during the course of his employment with the Company, including but not limited to trade secrets, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Executive is receiving payments from the Company pursuant to Section 2 above, Executive shall not, without prior written consent of the Board, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any company or other enterprise which is not, at the time of such investment, engaged in a business competitive with the Company's business. Executive agrees that this covenant is a material inducement to the Company for the agreement to pay the salary payments set forth in Section 2 above.

          (c)  Remedies. Executive understands that the Company would (i) have no further obligation to pay the salary payments set forth in Section 2 above, and (ii) seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive, in addition to any other remedies or damages to which the Company may be entitled at law or in equity, in the event Executive were to breach any of the terms of this Section 8.

        Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

        9.    Non-Admission Of Liability. Executive acknowledges that the Company denies any wrongdoing whatsoever in connection with Executive, his employment, and the cessation of that employment, and that the severance payment made pursuant to this Agreement is made solely for the purpose of amicably resolving any disputes the Parties may have arising from the employment relationship. Executive and the Company expressly understand and agree that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of Executive or the Company.

        10.  No Other Payments Due. Executive understands and agrees that this Agreement is intended to and does bar all claims Executive has or may have for injuries, losses, damages, wages, salaries, bonuses, commissions, overtime pay, vacation pay, severance pay, car allowance, benefits, costs, expenses, attorneys' fees or any similar claims that Executive could possibly have against the Company or its affiliates, and that Executive is not entitled to receive and will not claim any right, benefit, or compensation other than what is set forth above in this Agreement.

        11.  Return Of Company Property. Executive agrees to return to the Company all office keys, building access cards, company credit cards, equipment, documents and any other materials of the Company that Executive has in his possession, custody or control within five (5) days after the date hereof.

        12.  Ownership Of Claims. Executive represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Executive further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which Executive may have against the Company or any affiliate.

        13.  Confidentiality Of Agreement. Executive understands and agrees that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed by Executive that he will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement or the severance payment to any person, organization or other entity, except to his immediate family members and professional representatives, who shall be informed of and bound by this confidentiality clause.

        14.  California Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of California without regard to conflicts of laws.

        15.  Successors And Assigns. It is expressly understood and agreed by Executive that this Agreement and all of its terms shall be binding upon Executive and the Company's respective representatives, heirs, executors, administrators, successors and assigns.

        16.  Attorneys' Fees. In the event that any party to this Agreement asserts a claim for breach of this Agreement or seeks to enforce its terms, the prevailing party in any such proceeding shall be entitled to recover costs and reasonable attorneys' fees.

        17.  Headings. The headings in each section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

        18.  Integration. This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the Parties. In this regard, Executive represents and warrants that he is not relying on any promises or representations which do not appear written herein. Executive further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

        19.  Voluntary Agreement. Executive understands and agrees that he may be waiving significant legal rights by signing this Agreement. Executive represents that he has been advised by legal counsel of his choice regarding this Agreement, and represents that he has entered into this Agreement voluntarily, with a full understanding of and in agreement with all of its terms.

        20.  Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision

        21.  Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

        THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. THE SIGNATORIES HAVE CONSULTED WITH LEGAL COUNSEL OF THEIR CHOICE REGARDING THIS AGREEMENT. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

        (Signatures on next page to follow.)

IN WITNESS WHEREOF, the Parties hereto have executed this Severance Agreement and General Release on the dates indicated below.

DATED: June 6, 2002

/s/ PAUL F. BEYER Paul F. Beyer

DATED: June 6, 2002	SPECIALTY LABORATORIES, INC.

	By:	/s/ DOUGLAS S. HARRINGTON
	Its:	CEO

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SEVERANCE AGREEMENT AND GENERAL RELEASE